EXHIBIT 2.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
ASTROPOWER, INC.,	)	Case No. 04-10322
)
Debtor.	)

REVISED LIQUIDATING PLAN PROPOSED BY ASTROPOWER, INC. AND

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS

Dated: October 5, 2004

MORRIS, NICHOLS, ARSHT & TUNNELL
Derek C. Abbott, Esq. (No. 3376)
Gregory T. Donilon, Esq. (No. 4244)
1201 North Market Street
P.O. Box 1347
Wilmington, Delaware  19899-1347
(302) 658-9200

Counsel for AstroPower, Inc.,
Debtor and Debtor in Possession

LANDIS RATH & COBB LLP
Adam G. Landis, Esq. (No. 3407)
Kerri K. Mumford, Esq. (No. 4186)
919 Market Street, Suite 600
P.O. Box 2087
Wilmington, Delaware  19899-2087
(302) 467-4400

Counsel for the Official Committee
of Unsecured Creditors

INTRODUCTION

AstroPower, Inc. (“AstroPower” or the “Debtor”) and the Official Committee of Unsecured Creditors (the “Creditors’ Committee,” together with the Debtor, the “Proponents’) hereby propose the following Revised Liquidating Plan Proposed By AstroPower, Inc. and the Official Committee of Unsecured Creditors (as amended, modified or supplemented, the “Plan”) to its Creditors and Interest holders.  Reference is made to the Revised Disclosure Statement For Liquidating Plan Of Reorganization Proposed By AstroPower, Inc. and the Official Committee of Unsecured Creditors, dated October 4, 2004 (as amended, modified or supplemented, the “Disclosure Statement”) for a discussion of the Debtor’s history and business and for a summary and analysis of the Plan.  All creditors entitled to vote on the Plan should review the Disclosure Statement before voting to accept or reject the Plan.  In addition, there are other agreements and documents which have been filed which are referenced in the Plan and/or the Disclosure Statement and which are available for review.  No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE 1

DEFINITIONS

Except as otherwise specifically set forth in this Article 1, definitions and rules of construction contained in Sections 101 and 102 of the Bankruptcy Code shall be applicable.  As used in this Plan, the following terms shall have the respective meanings specified below, unless the context requires otherwise.

1.1          “Administrative Bar Date” means the date designated by the Bankruptcy Court in the Bar Date Order or otherwise as the last date for filing requests for payment of certain Administrative Claims against the Debtor.

1.2          “Administrative Claim” means any Claim, timely filed before the Administrative Bar Date, for payment of an administrative expense of a kind specified in Sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary, costs  expenses, incurred after the Petition Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries or commissions for services rendered after the Petition Date; (b) Professional Fee Claims; and (c) any fees or charges assessed against the Debtor’s estate under Chapter 123 of Title 28 of the United States Code.

1.3          “Administrative Claims Reserve” means the reserve established and maintained pursuant to the Plan, Confirmation Order and Liquidating Trust Agreement to pay Administrative Claims, Professional Fee Claims, and Secured Claims, which are not Allowed Claims on the Effective Date.

1.4          “Allowed” means, (1) with respect to any Claim (including any Administrative Claim), (a) any Claim against the Debtor, proof of which was filed prior to the

Bar Date (i) as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed prior to the Claims Objection Deadline, (ii) as to which no action has been commenced to avoid such Claim within the applicable period of limitation fixed by the Plan, or (iii) as to which an objection has been interposed, to the extent such Claim has been Allowed (whether in whole or in part) by a Final Order, (b) if no proof of Claim was so filed, any Claim against the Debtor that has been listed by the Debtor in its Schedule, as such Schedule was or may be amended from time to time in accordance with Rule 1009 of the Bankruptcy Rules prior to the closing of this Chapter 11 Case, as liquidated in amount and not disputed or contingent (or as to which the applicable proof of Claim has been withdrawn or disallowed) and not objected to by Debtor, the Liquidating Trustee, or other party-in-interest; (c) any Claim allowed under or pursuant to the terms of the Plan, or (d) any Claim to the extent that it has been allowed by a Final Order and (2) with respect to any Interest, means any Interest held as of the Interest Distribution Record Date.

1.5          “Allowed Amount” means, with respect to a particular Claim:  (a) if the holder of such Claim has not filed a proof of Claim by the Bar Date, the Scheduled Claim Amount; (b) if the holder of such Claim has filed a proof of Claim as prescribed by the Bar Date: (i) the amount stated in such proof of Claim if no objection to or motion pursuant to Section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed within the Claims Objection Deadline; or (ii) such amount as shall be fixed, or estimated, as the case may be, by a Final Order of the Bankruptcy Court if an objection to or motion pursuant to Section 502(c)(1) of the Bankruptcy Code for estimation of such proof of Claim has been interposed within the Claims Objection Deadline; or (c) with respect to an Administrative Claim, the amount of such Claim or such amount as shall be fixed by a Final Order of the Bankruptcy Court.  In the event that the Liquidating Trustee determines, in consultation with the Liquidating Trust Board, that there are sufficient Assets to provide a Distribution to Class 5 — Subordinated Claims and Interests, the term “Allowed Amount” shall include interest for all Allowed General Unsecured Claims and Allowed Convenience Class Claims.

1.6          “Allowed ... Claim or Allowed Interest” means any Claim or Interest for which an Allowed Amount has been determined or which is otherwise Allowed pursuant to this Plan.

1.7          “Assets” means any and all of the right, title and interest of the Debtor in and to property of whatever type or nature, including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, chattel paper, cash, deposit accounts, reserves, deposits, contractual rights, intellectual property rights, claims, causes of action and any other general intangibles of the Debtor, as the case may be, including, without limitation, property of the Debtor’s estate, as defined in Section 541 of the Bankruptcy Code.

1.8          “AstroPower Securities Claim” means (a) all Claims or demands whenever and wherever arising or asserted against AstroPower or any Non-Debtor Subsidiary, and any derivative claim against AstroPower’s predecessors, successors, or their present or former officers, directors or employees and (b) any debt, obligation or liability (whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed undisputed legal, equitable, bonded, secured, or unsecured), whenever and wherever arising or asserted, of AstroPower or any Non-Debtor Subsidiary, and any derivative claim against AstroPower’s predecessors, successors, or their present or former officers, directors or employees (including, but not limited to, all thereof in the nature of or sounding in tort, contract, warranty, or any other theory of law, equity or admiralty); in either case (a) and (b) for, relating to, or arising by reason of, the ownership of the Debtor’s Common Stock, including but not limited to, any Claim subject to subordination under Section 510(b) of the Bankruptcy Code; provided, however, that AstroPower Securities Claims shall not include any direct third-party claim against any of AstroPower’s present or former officers, directors or employees.

1.9          “Atersa” means the Debtor’s wholly-owned non-debtor subsidiary Aplicaciones Técnicas de la Energía, S.A.

1.10        “Avoidance Action” means any cause of action to avoid or recover a transfer of property of the Debtor’s Estate or an interest of the Debtor in property, including, without limitation, actions arising under Sections 506, 510, 541, 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other applicable federal or common law, including fraudulent transfers, whether or not litigation as been commenced with respect to such causes of action as of the Effective Date, except those Avoidance Actions previously waived by the Debtor pursuant to any Final Order of the Bankruptcy Court.

1.11        “Bankruptcy Code” means Sections 101 et seq. of Title 11 of the United States Code, as now in effect or hereafter amended.

1.12        “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other Court that may have jurisdiction over the Chapter 11 Case, including any United States District Court that may withdraw the statutory reference of the Debtor’s Chapter 11 Case or any related proceedings pursuant to Section 157(d) of Title 28 of the United States Code.

1.13        “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure prescribed pursuant to Section 2075 of Title 28 of the United States Code, as amended from time to time, including the local rules of the Bankruptcy Court, all as now in effect or hereafter amended.

1.14        “Bar Date” means May 10, 2004, or such other date fixed by the Bar Date Order.

1.15        “Bar Date Order” means the Order (i) Establishing Bar Date For Filing Proofs Of Claim And Requests For Payment Of Administrative Expenses, (ii) Approving Proof Of Claim For, (iii) Approving Bar Date Notice, (iv) Approving Mailing And Publication Procedures And (v) Providing Certain Supplemental Relief [D.I. 229], dated March 31, 2004.

1.16        “Business Day” means any day except Saturday, Sunday or other day on which commercial banks in Wilmington, Delaware are authorized by law to close.

1.17        “Cash” means cash and cash equivalents, including, but not limited, to bank deposits, wire funds, checks and legal tender of the United States.

1.18        “Chapter 11 Case” means the Chapter 11 case of the Debtor, bearing the case number 04-10322.

1.19        “Claim” means a claim, as set forth in Section 101(5) of the Bankruptcy Code, against the Debtor or Debtor’s Estate, whether or not asserted, known or unknown, contingent or non-contingent, whether arising before, on or after the Petition Date.

1.20        “Claim Objection Deadline” means the last day for filing objections to Claims or Interests, which day shall be (i) one year from the Effective Date or (ii) such other date as the Bankruptcy Court may order.

1.21        “Class” means a group of Claims or Interests that are substantially similar to each other within the meaning of the Bankruptcy Code, as classified pursuant to Article 3 of this Plan.

1.22        “Collateral” means any property or interest in property in the Debtor’s Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state laws.

1.23        “Common Stock” means shares of common stock of AstroPower issued and outstanding as of the Petition Date, together with any options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock.

1.24        “Confirmation” means entry by the Bankruptcy Court of the Confirmation Order.

1.25        “Confirmation Date” means the date of entry on the docket by the Bankruptcy Court of the Confirmation Order.

1.26        “Confirmation Hearing” means the hearing to consider the confirmation of the Plan under Section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.27        “Confirmation Order” means the Order confirming this Plan in accordance with Chapter 11 of the Bankruptcy Code.

1.28        “Convenience Claim” means an Allowed Class 3A — Convenience Claim.

1.29        “Convenience Class Supplemental Amount” means that portion of an Allowed Class 3A — Convenience Claim not paid pursuant to Section 3.3.1 of the Plan.

1.30        “Creditor” has the same meaning as set forth in Section 101(10) of the Bankruptcy Code.

1.31        “Creditors’ Committee” means the Official Committee of Unsecured Creditors consisting of the Persons appointed to such committee in the Chapter 11 Case under Section 1102(a) of the Bankruptcy Code and their appointed successors.

1.32        “Debtor” means AstroPower, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on the Petition Date.

1.33        “Deficiency Claim” means, as to a Secured Creditor, that portion of such Secured Creditor’s Allowed Claim not paid or satisfied from the value of such creditor’s interest in such Collateral; and as to any other creditor asserting a claim that is subject to a lien on or security interest in property of the Debtor’s Estate, such claim to the extent it is (i) rendered an unsecured claim by virtue of Section 506(a) of the Bankruptcy Code; and (ii) otherwise determined to be an Allowed Claim.

1.34        “Disclosure Statement” means the Revised Disclosure Statement For Liquidating Plan Proposed By AstroPower, Inc. and the Official Committee of Unsecured Creditors, dated October 5, 2004.

1.35        “Disputed Claim” means any Claim which is not an Allowed Claim, including, but not limited to, a Claim that is the subject of a pending application, motion, complaint or any other legal proceeding seeking to disallow, reduce, subordinate or estimate such Claim.

1.36        “Disputed Claims Reserve” means the reserve established and maintained pursuant to the terms of this Plan, Confirmation Order and the Liquidating Trust Agreement which, on the Effective Date, shall contain the amount of Cash or other property estimated for distribution on the Initial Distribution Date to holders of (a) Disputed Claims or contingent Claims, if such Claims had been undisputed or noncontingent Claims on the Initial Distribution Date, pending (i) the allowance of such Claims, (ii) the estimation of such Claims for purposes of distribution or (iii) the realization of the contingencies, and (b) unliquidated Claims, if such Claims had been liquidated on the Initial Distribution Date, such amount to be estimated by the Bankruptcy Court for distribution purposes or agreed, in absence of such estimation, upon by the Proponents as sufficient to satisfy such unliquidated Claim upon such Claim’s (x) allowance, (y) estimation for purposes of distribution, or (z) liquidation, pending the occurrence of such estimation, allowance, or liquidation.

1.37        “Disputed Interest” means any Interest which is not an Allowed Interest, including, but not limited to, an Interest that is subject of a pending application, motion, complaint or any other legal proceeding seeking to disallow, reduce, subordinate or estimate such Interest.

1.38        “Distribution Date” means any date on which distributions are to be made pursuant to the terms of the Plan, Confirmation Order, and Liquidating Trust Agreement.

1.39        “Effective Date” means the first Business Day on or after the eleventh (11th) day after the Confirmation Date on which all conditions to effectiveness set forth in Article 13 of this Plan have been satisfied; provided, however, that in the event an appeal of the Confirmation Order is timely filed and a stay of the Confirmation Order is imposed, the Effective

Date shall be the first Business Day after such stay is terminated or after the Confirmation Order becomes a Final Order, whichever occurs first.

1.40        “Entity” means Entity as defined in Section 101(15) of the Bankruptcy Code.

1.41        “Estate” means the estate of the Debtor created by Section 541 of the Bankruptcy Code upon commencement of the Chapter 11 Case.

1.42        “Exculpated Person” means (i) any Professional retained pursuant to Bankruptcy Court order by the Debtor in this case, including, Morris, Nichols, Arsht & Tunnell, SSG Capital Advisors, L.P., Bridge Associates, LLC, Carl H. Young, III, Eric I. Glassman, Richard D. Garlock, and all of their respective agents, shareholders, employees, representatives, officers and directors, but excluding any ordinary course professional; and (ii) the current and former members of the Creditors’ Committee, each in their capacities as such, and all Professionals retained by the Creditors’ Committee, including Landis Rath & Cobb LLP and Parente Randolph LLC and all of their respective agents, shareholders, employees, representatives, officers and directors.

1.43        “Executory Contract” means any executory contract or unexpired lease subject to Section 365 of the Bankruptcy Code, between the Debtor and any other Person.

1.44        “Final Distribution” means, with respect to the Liquidating Trust, the distribution under this Plan which: (i) after giving effect to such distribution, results in remaining assets held by such Liquidating Trust, including cash, of a value of less than $1,000; or (ii) the Bankruptcy Court determines, upon motion of the Liquidating Trustee, that such distribution is the Final Distribution.

1.45        “Final Distribution Date” means, with respect to the Liquidating Trust, the date of the Final Distribution for such Liquidating Trust.

1.46        “Final Order” means an Order or a judgment which is not the subject of a pending appeal or petition for review, reconsideration or rehearing, and which has not been reversed, stayed, modified or amended and with respect to which the time to appeal from or to seek review, reconsideration or rehearing of such Order or judgment shall have expired.

1.47        “GE Acquired Assets” means the assets acquired by GE Energy pursuant to section 2(a) of the GE Asset Purchase Agreement.

1.48        “GE Asset Purchase Agreement” means that certain asset purchase agreement, as amended, by and between GE Energy and AstroPower, Inc., dated February 1, 2004.

1.49        “GE Energy” means the General Electric Company acting through its GE Energy Division; the purchaser of the GE Acquired Assets.

1.50        “GE Sale Closing Date” means March 31, 2004.

1.51        “General Unsecured Claim” means any Unsecured Claim that is not (a) entitled to priority under Section 507(a) of the Bankruptcy Code or subordinated pursuant to Section 510 of the Bankruptcy Code or this Plan and (b) a Priority Tax Claim, Convenience Claim, Intercompany Claim or a Subordinated Claim.

1.52        “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.53        “Initial Distribution Date” means that date, no later than thirty (30) days after the Effective Date, upon which the Liquidating Trustee makes an initial distribution pursuant to the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement.

1.54        “Intercompany Claim” means any Claim, whether or not reflected in the books and records of account of the Debtor, held by or against the Debtor with respect to a Non-Debtor Subsidiary.

1.55        “Interest” means (a) the legal, equitable, contractual or other rights of any Person with respect to the Common Stock, or any other equity membership interest in the Debtor and (b) the legal, equitable, contractual or other right of any Person to acquire or receive any of the foregoing.

1.56        “Interest Distribution Record Date” means the Confirmation Date.

1.57        “Lien” means any charge against or interest in property to secure payment or performance of a claim, debt, or obligation.

1.58        “Litigation Claims” means the Claims, rights of action, suits or proceedings, whether in law or equity, whether known or unknown, that the Debtor or its Estate may hold against any Person, or that is deemed property of the Estate under the Plan or applicable bankruptcy law, which are retained by the Liquidating Trust, including, but not limited to, the claims described in Exhibit A to this Plan.

1.59        “Liquidating Trust” means the trust, of which the Liquidating Trustee shall serve as trustee, formed pursuant to this Plan, the Liquidating Trust Agreement, and the Confirmation Order.

1.60        “Liquidating Trust Agreement” means the agreement in substantially the form attached to the Plan as Exhibit C, established as of the Effective Date, setting forth the terms and conditions of the Liquidating Trust, as may be modified from time to time.

1.61        “Liquidating Trust Assets” means all Assets of the Estate as of the Effective Date which assets shall be transferred to the Liquidating Trust pursuant to this Plan and held by Liquidating Trust for the purpose of distribution in accordance with this Plan, the Confirmation Order and the Liquidating Trust Agreement.

1.62        “Liquidating Trust Board” means the three (3) member board established pursuant to Article 6 of the Plan to advise, assist and supervise the Liquidating

Trustee in the administration of the Liquidating Trust pursuant to the Liquidating Trust Agreement.

1.63        “Liquidating Trustee” means the Person designated by the Liquidating Trust Board at least five (5) days prior to the Confirmation Hearing and any successor thereto.

1.64        “Non-Debtor Subsidiary” means Atersa, AstroPower West, L.L.C., AstroPower Foreign Sales Corporation, AstroPower Far East PTE LTD, AstroPower Netherlands, B.V. and APWR, Inc.

1.65        “Order” means an order of the Bankruptcy Court.

1.66        “Person” means an individual, limited liability company, corporation, partnership, association, trust or unincorporated organization, joint venture or other entity or a government or any agency or political subdivision thereof.

1.67        “Petition Date” means February 1, 2004.

1.68        “Plan” means this Revised Liquidating Plan Proposed by AstroPower, Inc. and the Official Committee of Unsecured Creditors, dated October 5, 2004 and all exhibits hereto, either in its present form or as it may be altered, amended or modified from time to time.

1.69        “Priority Employee Benefit Claim” means a Claim that is entitled to priority under Section 507(a)(4) of the Bankruptcy Code.

1.70        “Priority Tax Claim” means a Claim other than a claim secured by any Lien on property of the Debtor’s Estate and which otherwise is entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

1.71        “Priority Wage Claim” means a Claim that is entitled to priority under Section 507(a)(3) of the Bankruptcy Code.

1.72        “Professional” means any professional employed in the Chapter 11 Case pursuant to Sections 327, 328 or 1103 of the Bankruptcy Code or otherwise and any professional seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to Sections 328, 330 or 503(b)(4) of the Bankruptcy Code.

1.73        “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services incurred after the Petition Date and prior to or on the Effective Date.

1.74        “Professional Fee Claim Bar Date” means that day which is sixty (60) days after the Effective Date.

1.75        “Proponents” means the Debtor and the Official Committee of Unsecured Creditors.

1.76        “Pro Rata” means, with respect to an Allowed Claim, the same proportion that the Allowed Amount of such Allowed Claim in any Class bears to:  (a) the aggregate Allowed Amounts of all Allowed Claims of that particular Class; plus (b) the aggregate face amount of all Disputed Claims of that particular Class, as reduced from time to time as and to the extent that the Allowed Amounts, if any, of such Disputed Claims are determined.

1.77        “Rejection Damage Claims” means any proof of Claim filed in accordance with the Bar Date Order, this Plan or Confirmation Order, resulting from the rejection of an Executory Contract.

1.78        “Reserved Funds” means such amounts reserved pursuant to this Plan, the Confirmation Order and the Liquidating Trust Agreement for the purpose of providing a Distribution to Disputed Claims that become Allowed after the Effective Date, including the Administrative Claim Reserve and the Disputed Claims Reserve, in such amounts as may be agreed by the Proponents.

1.79        “Sale Order” means the Order Under 11 U.S.C. §§ 105, 363 and 365 and Fed. R. Bankr. P. 2002(a)(2) and (c)(1), 6004 and 6006; (A) Approving the Sale of Substantially all of the Assets of the Debtor Free and Clear of All Liens, Claims, Encumbrances, and Interests and (B) Determining that the Purchaser is a Good Faith Purchaser Pursuant 11 U.S.C. § 363(m) [D.I. 162], dated March 12, 2004.

1.80        “Schedule” means the schedule of liabilities, as may be amended, modified or supplemented from time to time, filed by the Debtor pursuant to Section 521(l) of the Bankruptcy Code and Bankruptcy Rule 3003(b).

1.81        “Scheduled Claim Amount” means the amount of the Claim of a Creditor, as of the Petition Date, listed on the Debtor’s Schedule, and not characterized therein as disputed, contingent or unliquidated.

1.82        “Secured Claim” means any Claim against the Debtor to the extent such Claim constitutes a Secured Claim under Sections 506(a) or 1111(b) of the Bankruptcy Code.

1.83        “Secured Creditor” means any Creditor that holds a Secured Claim.

1.84        “Solicitation Procedures Order” means the order dated October 4, 2004, setting forth the terms and procedures of the solicitation of votes on the Plan and other related procedures.

1.85        “Subordinated Claim” means any AstroPower Securities Claim.

1.86        “Taxes” means all taxes, charges, fees, levies or other assessments by any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, transfer, use and occupancy, business privilege, net profits, occupation and withholding taxes, including any interest, penalties or additions attributable to or imposed on or with respect to such taxes, charges, fees, levies or other assessments.

1.87        “Unclaimed Property” means any distribution to Creditors under this Plan that are unclaimed 90 days following the date of such distribution to Creditors under this Plan.

1.88        “Unclaimed Property Reserve” means any Unclaimed Property reserved for a period of thirty (30) days by the Liquidating Trustee on behalf of holders of Unclaimed Property.

1.89        “Unimpaired Claim” means a Claim that is not Impaired under this Plan.

1.90        “Unsecured Claim” means a Claim against the Debtor, other than a Secured Claim, Administrative Claim or Subordinated Claim.

1.91        “Unsecured Creditor” means any Creditor that holds an Unsecured Claim.

1.92        “Unsecured Priority Claim” means any Claim against the Debtor entitled to priority pursuant to Section 507(a) of the Bankruptcy, but excluding Administrative Claims.

ARTICLE 2

SUMMARY OF THIS PLAN

This Plan provides for the liquidation and distribution of all of the Debtor’s Assets to all holders of Allowed Claims and Interests.  Specifically, distributions to Creditors holding Allowed Secured Claims against the Debtor’s Assets will be made to such Creditors in order of lien priority, except as otherwise agreed.  Except as otherwise agreed, Allowed Administrative Claims, other than Professional Fee Claims, Allowed Class 1—Secured Claims, and Allowed Class 2—Priority Claims will be paid in full on the Effective Date as set forth in this Plan or as soon thereafter as practicable.  Holders of Allowed Convenience Class Claims will also be paid on the Effective Date.  Holders of Allowed Class 3B—General Unsecured Claims will receive their Pro Rata share of the Liquidating Trust Assets in one or more distributions depending on, among other things, the amount of reserves necessary for payment of Disputed Claims and estimates of other costs and expenses of the Liquidating Trust.  Holders of Class 4—Intercompany Claims shall neither receive nor retain any property on account of their Claims or Interests.  In the unlikely event that there are sufficient Assets to pay in full all Allowed Administrative Claims, Allowed Class 1—Secured Claims, Allowed Class 2—Priority Claims, Allowed Class 3A—Convenience Claims, Allowed Class 3B—General Unsecured Claims and the Convenience Class Supplemental Amount, Allowed Class 5—Subordinated Claims and Equity Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1          Class 1: Secured Claims.  This Class consists of all Secured Claims, which are held by Persons with duly filed and perfected Liens or Liens which are perfected by possession against any part of the Debtor’s Assets as of the Petition Date, subject to the requirements of Section 15.7 of this Plan regarding setoff, but excludes any claim that would otherwise qualify for inclusion in this Class and which is rendered an unsecured claim by virtue of Section 506(a) of the Bankruptcy Code.  Class 1 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2          Class 2: Priority Claims.  This Class consists of Claims entitled to priority under Section 507(a) of the Bankruptcy Code, including, without limitation, Priority Wage Claims, Priority Employee Benefit Claims and Priority Tax Claims but excluding Administrative Claims.  Class 2 is Unimpaired by this Plan and is deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code.

3.3          Class 3: Unsecured Claims.

3.3.1       Class 3A—Convenience Claims.  This Class consists of (i) all Allowed Unsecured Claims in an amount of $2,500 or less and (ii) all Allowed Unsecured Claims voting in favor of the Plan that elect to reduce their Allowed General Unsecured Claim to $2,500.  Class 3A—Convenience Claims are Impaired by this Plan.  Only holders of General Unsecured Claims who vote in favor of the Plan may elect to have their Claim treated as a Class 3A—Convenience Claim.

3.3.2       Class 3B—General Unsecured Claims.  This Class consists of Allowed General Unsecured Claims and includes Allowed Deficiency Claims and Allowed Rejection Damages Claims.  Class 3B is Impaired by this Plan.

3.4          Class 4: Intercompany Claims.  This Class consists of all Intercompany Claims.  Class 4 is Impaired by this Plan, and is deemed to have rejected this Plan pursuant to Section 1126(g) of the Bankruptcy Code.

3.5          Class 5: Subordinated Claims and Equity Interests.  This Class consists (a) all AstroPower Securities Claims and (b) the shareholder and equity Interests in the Debtor.  Class 5 is Impaired under this Plan, and pursuant to the Solicitation Procedures Order, is deemed to have rejected this Plan.

ARTICLE 4

TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES

4.1          Administrative Claims.  Allowed Administrative Claims, other than Professional Fee Claims, shall be paid, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim: (a) in accordance with the terms and conditions under which such Administrative Claims arose, (b) pursuant to any agreement between the Liquidating Trustee or the Debtor and such Creditor, (c) as otherwise provided by this Plan, or (d) in full in Cash on the Effective Date, or as soon thereafter as practicable.  Allowed Professional Fee Claims shall be paid in full in Cash, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Professional Fee Claim, within ten (10) days after such Professional Fee Claims are approved by the Bankruptcy Court.

4.2          Class 1 - Secured Claims.  At the option of the Proponents, holders of Allowed Claims in this Class shall receive on the Effective Date, or as soon thereafter as practicable, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Secured Claim: (a) payment of the full amount of the respective holder’s Allowed Secured Claim; (b) all Collateral in the possession of the Debtor securing the respective holder’s Allowed Secured Claim; or (c) such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing.

4.3          Class 2 - Priority Claims.  On the Effective Date, or as soon thereafter as practicable, the Allowed Claims in this Class, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Claim, shall either (a) be paid in full in Cash or (b) receive such other treatment as the Liquidating Trustee or the Debtor and such Creditor agree to in writing.  A Priority Claim that is a Disputed Claim shall be paid in the Allowed Amount of such Claim within 10 Business Days subsequent to the entry of a Final Order pursuant to which such Claim becomes an Allowed Claim.

ARTICLE 5

TREATMENT OF IMPAIRED CLASSES

5.1          Class 3 - Allowed Unsecured Claims.

5.1.1       Class 3A—Convenience Claims.  In full satisfaction, release and discharge of and in exchange for their Allowed Class 3A—Convenience Claim, the holders of Allowed Class 3A—Convenience Claims shall be paid (i) on or as soon as practicable after the Effective Date the lesser of $500.00 or 50% of their Allowed Class 3A—Convenience Claims and (ii) all, or their Pro Rata portion of, the Convenience Class Supplemental Amount; provided, however, that the Convenience Class Supplemental Amount shall not be paid in whole or in part unless and until (x) all Allowed General Unsecured Claims have been paid in full, with interest, and (y) the Liquidating Trustee, in consultation with the Liquidating Trust Board, has determined that there are sufficient Assets to pay all or a portion of the Convenience Class Supplemental Amount.  Holders of Allowed Class 3A—Convenience Claims shall receive payment in full of their Allowed Convenience Claims (including the Convenience Class Supplemental Amount), plus interest, prior to any distribution to Class 5—Allowed Subordinated Claims or Allowed Equity Interests.

5.1.2       Class 3B—General Unsecured Claims.  On the Effective Date, the holders of Allowed Class 3B Claims shall be granted the beneficial interest in the Liquidating Trust pursuant to the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement.  Holders of Allowed Claims in this Class shall receive their Pro Rata portion of the Liquidating Trust Assets on the Initial Distribution Date and on subsequent Distribution Dates.

5.2          Class 4—Intercompany Claims.  On the Effective Date, all Intercompany Claims shall be forgiven, cancelled or waived and holders of Class 4 Claims shall not be entitled to and shall not receive or retain any property or interest on account of such Claims.

5.3          Class 5—Subordinated Claims and Equity Interests.  The Common Stock of the Debtor shall be cancelled and extinguished on the Effective Date.  The Proponents believe that the Liquidating Trust Assets will not be sufficient to fully pay and satisfy all Claims senior to Subordinated Claims and Equity Interests.  However, in the event that all Allowed Class 1—Secured Claims, Allowed Class 2—Priority Claims, Allowed Class 3A—Convenience Claims, Allowed Class 3B—General Unsecured Claims, and the Convenience Class Supplemental Amount are paid in full as specified in this Plan, holders of Allowed Subordinated Claims and Allowed Interests shall receive their Pro Rata portion of the remaining Liquidating Trust Assets.

ARTICLE 6

IMPLEMENTATION OF THIS PLAN

6.1          Liquidating Trust.

6.1.1       Creation of Liquidating Trust.  On the Effective Date, the Liquidating Trust shall be created in accordance with the Liquidating Trust Agreement attached hereto as Exhibit “C” and funded by the Debtor’s transfer to the Liquidating Trust of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, Litigation Claims and the Avoidance Actions. The Liquidating Trust shall be a newly-formed Delaware trust with no prior assets or liabilities.  The Liquidating Trustee shall serve as the trustee of the Liquidating Trust.

6.1.2       Transfers to the Liquidating Trust.  On the Effective Date, the Debtor and its Estate shall transfer and shall be deemed to have irrevocably transferred to the Liquidating Trust, for and on behalf of the beneficiaries of the Liquidating Trust, all of the Liquidating Trust Assets, including, without limitation, all Assets of the Estate, the Litigation Claims and the Avoidance Actions, which transfer shall be free and clear of all Claims and Liens and contractually imposed restrictions.

6.1.3       The Liquidating Trustee.  From and after the Effective Date, a Person appointed by the Liquidating Trust Board shall serve as the Liquidating Trustee pursuant to the Liquidating Trust Agreement, Plan, and Confirmation Order, until death, resignation, or discharge and the appointment of a successor Liquidating Trustee in accordance with the terms of the Liquidating Trust Agreement.  The Liquidating Trustee shall be the exclusive trustee of the Debtor’s estate under Title 11 for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3).  The Liquidating Trustee shall serve at the pleasure of the Liquidating Trust Board, as set forth in the Liquidating Trust Agreement.

6.1.4       Responsibilities of Liquidating Trustee.  The responsibilities of the Liquidating Trustee under the Liquidating Trust Agreement and this Plan shall include those set forth in the Liquidating Trust Agreement, including, without limitation, the following:  (a) the receipt of the Liquidating Trust Assets; (b) the establishment and maintenance of such operating, reserve and trust account(s) as are necessary and appropriate to carry out the terms of the Liquidating Trust; (c) the investment of the Cash; (d) the pursuit of objections to, estimations of and settlements of Claims and Interests, regardless of whether such Claim is listed in the Debtor’s Schedule; (e) the prosecution of any cause of action of the Debtor’s Estate not otherwise released under the Plan, including, without limitation, the Litigation Claims and Avoidance Actions; (f) the calculation and distribution of all distributions to be made under this Plan to holders of Allowed Claims and Interests; (g) the filing of all required tax returns and operating report and paying of taxes and all other obligations on behalf of the Liquidating Trust, if any; (h) the payment of fees pursuant to 28 U.S.C. Section 1930 incurred after the Effective Date until the closing of the Chapter 11 Case; and (i) such other responsibilities as may be vested in the Liquidating Trustee pursuant to this Plan, the Liquidating Trust Agreement, the Confirmation Order, other Bankruptcy Court Orders, or as otherwise may be necessary and proper to carry out the provisions of this Plan.

6.1.5       Powers of the Liquidating Trustee.  The powers of the Liquidating Trustee, as set forth in the Liquidating Trust Agreement and, if required, in consultation with the Liquidating Trust Board or approval of the Liquidating Trust Board as further set forth in the Liquidating Trust Agreement, shall include, without limitation and without further Bankruptcy Court approval, each of the following:

(a)           To exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any general or limited partner, officer, director or shareholder of the Debtor with like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, including, without limitation, amendment of the certificates of incorporation and by-laws of the Debtor and the dissolution of any Debtor;

(b)           To maintain accounts; to make distributions to holders of Allowed Claims and Interests provided for or contemplated by the Plan; and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves, in the name of the Liquidating Trustee;

(c)           To object to any Claims or Interests (whether Disputed Claims or otherwise), to compromise or settle any Claims or Interests prior to objection without supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the local rules of the Bankruptcy Court, and the guidelines and requirements of the United States Trustee, other than those restrictions expressly imposed by the Plan, the Confirmation Order or the Liquidating Trust Agreement;

(d)           To make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidating Trust, the Liquidating Trustee on the Estate’s behalf and the Liquidating Trust Board and to pay the fees and charges incurred by the Liquidating Trustee on the Liquidating

Trust’s behalf on or after the Effective Date for fees and expenses of professionals (including those retained by the Liquidating Trustee), disbursements, expenses or related support services relating to the winding down of the Debtor and implementation of the Plan without application to the Bankruptcy Court;

(e)           To (i) seek a determination of tax liability under Section 505 of the Bankruptcy Code, (ii) pay taxes, if any, related to the Debtor or the sale of non-Cash Assets of the Debtor, (iii) file, if necessary, any and all tax and information returns required with respect to the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treas. Reg. 1.671-4(a) or otherwise, (iv) make tax elections by and on behalf of the Liquidating Trust and (v) pay taxes, if any, payable by the Liquidating Trust;

(f)            To take all other actions not inconsistent with the provisions of the Plan which the Liquidating Trustee deems reasonably necessary or desirable with respect to administering the Plan;

(g)           To invest Cash as deemed appropriate by the Liquidating Trustee, as further set forth in the Liquidating Trust Agreement;

(h)           To collect any accounts receivable or other claims of the Debtor or the Estate not otherwise disposed of pursuant to the Plan or the Confirmation Order;

(i)            To implement and/or enforce all provisions of this Plan, including entering into any agreement or executing any document required by or consistent with the Plan, the Confirmation Order and the Liquidating Trust Agreement and perform all of the Debtor’s obligations thereunder;

(j)            To abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of its choice, any assets if the Liquidating Trustee concludes that they are of no benefit to the Estate;

(k)           To prosecute and/or settle Claims, without approval of the Bankruptcy Court, including, without limitation, Litigation Claims, Unsecured Claims, Subordinated Claims, and Avoidance Actions and other causes of action and exercise, participate in or initiate any proceeding before the Bankruptcy Court or any other court of appropriate jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other nonjudicial proceeding and pursue to settlement or judgment such actions;

(l)            To purchase or create and carry all insurance policies and pay all insurance premiums and costs the Liquidating Trustee deems necessary or advisable;

(m)          To collect and liquidate and/or distribute all Assets of the Estate and the Liquidating Trust Assets pursuant to the Plan, the Confirmation Order and the Liquidating Trust Agreement and administer the winding down of the affairs of the Debtor;

(n)           To hold legal title to any and all Liquidating Trust Assets;

(o)           If any of the Liquidating Trust Assets are situated in any state or other jurisdiction in which the Liquidating Trustee is not qualified to act as trustee, to nominate and appoint a person duly qualified to act as trustee in such state or jurisdiction and require from each such trustee such security as may be designated by the Liquidating Trustee in its discretion; confer upon such trustee all the rights, powers, privileges and duties of the Liquidating Trustee hereunder, subject to the conditions and limitations of this Liquidating Trust Agreement, except as modified or limited by the Liquidating Trustee and except where the conditions and limitations may be modified by the laws of such state or other jurisdiction (in which case, the laws of the state or other jurisdiction in which such trustee is acting shall prevail to the extent necessary); require such trustee to be answerable to the Liquidating Trustee for all monies, assets and other property that may be received in connection with the administration of all property; and remove such trustee, with or without cause, and appoint a successor trustee at any time by the execution by the Liquidating Trustee of a written instrument declaring such trustee removed from office, and specifying the effective date and time of removal;

(p)           Retain any and all insurance policies of the Debtor providing coverage with respect to Claims, including, without limitation, Insured Claims; and

(q)           Exercise such other powers as may be vested in or assumed by the Liquidating Trustee pursuant to the Plan, this agreement, the Confirmation Order, other orders of the Bankruptcy Court, or as may be necessary and proper to carry our the provision of the Plan.

The Liquidating Trustee shall stand in the same position as the Debtor with respect to any claim the Debtor may have to an attorney-client privilege, the work product doctrine, or any other privilege against production, and the Liquidating Trustee shall succeed to all of the Debtor’s rights to preserve, assert or waive any such privilege.

6.1.6       Unclaimed Property of the Liquidating Trust.  The Liquidating Trustee shall establish the Unclaimed Property Reserve for all Unclaimed Property.  Such Unclaimed Property shall be held in a reserve, for a period of thirty (30) days, for the recipients of the beneficial interests in the Liquidating Trust entitled thereto under the terms of this Plan and Confirmation Order.  Once the distribution to Creditors under this Plan becomes Unclaimed Property, the Liquidating Trustee shall, subject to the limitations set forth herein, (a) hold such Unclaimed Property in the Unclaimed Property Reserve solely for the benefit of such holder or holders which have failed to claim such Unclaimed Property; and (b) release the Unclaimed Property from the Unclaimed Property Reserve and deliver to the holder entitled thereto upon presentation of proper proof by such holder of its entitlement thereto.  After the expiration of thirty (30) days, the holders of Allowed Claims theretofore entitled to such Unclaimed Property shall cease to be entitled thereto and shall be entitled to no further distribution under this Plan, and such Claims of the Unclaimed Property shall be deemed disallowed and expunged in their entirety and the funds shall be redistributed to the other holders of Allowed Claims and Interests in accordance with the terms of this Plan, Confirmation Order and Liquidating Trust Agreement.  Such funds shall not be subject to the escheat laws of any state.

6.1.7       Compensation of Liquidating Trustee.  The Liquidating Trustee shall be compensated as agreed upon by the Liquidating Trustee and the Liquidating Trust

Board, pursuant to the terms of the Liquidating Trust Agreement.  Any professionals retained by the Liquidating Trustee shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred, subject to approval by the Liquidating Trustee.  The payment of fees and expenses of the Liquidating Trustee and its professionals shall be made in the ordinary course of business and shall not be subject to Bankruptcy Court approval.

6.1.8       Liquidating Trust Board.  The Liquidating Trust Board shall be comprised of three members selected by the Creditors’ Committee prior to the Confirmation Hearing.  The Liquidating Trustee shall consult regularly with the Liquidating Trust Board when carrying out the purpose and intent of the Liquidating Trust.  The members of the Liquidating Trust Board shall not receive compensation, but shall be reimbursed for their reasonable and necessary expenses from the Liquidating Trust.

(a)           In the case of an inability or unwillingness of any member of the Liquidating Trust Board to serve, such member shall be replaced by designation by the remaining members of the Liquidating Trust Board.  If any position of the Liquidating Trust Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Liquidating Trustee without the requirement of a vote by the other members of the Liquidating Trust Board.

(b)           Upon the certification by the Liquidating Trustee that all Liquidating Trust Assets have been distributed, abandoned or otherwise disposed of, the members of the Liquidating Trust Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

(c)           The Liquidating Trust Board may, by majority vote, remove the Liquidating Trustee in its discretion.  In the event that majority consent is not obtained, the Liquidating Trustee may be removed by the Bankruptcy Court for cause shown.  In the event of the resignation or removal of the Liquidating Trustee, the Liquidating Trust Board shall, by a majority vote, designate a person to serve as successor Liquidating Trustee.

(d)           Notwithstanding anything to the contrary in the Plan, neither the Liquidating Trust Board nor any of its members, designees, counsel, financial advisors or any duly designated agent or representative of such party shall be liable for the act, default or misconduct of any other member of the Liquidating Trust Board, nor shall any member be liable for anything other than such members’ own gross negligence or willful misconduct.  The Liquidating Trust Board may, in connection with the performance of its duties, and in its sole discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions.  If the Liquidating Trust Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Liquidating Trust Board, or its members and/or designees.

6.1.9       Termination of Liquidating Trust.  The Liquidating Trust shall terminate the earlier of (a) the fifth (5th) anniversary of the Confirmation Date or (ii) the distribution of all property in accordance with the terms of the Liquidating Trust Agreement and the Plan.

6.2          Sale Free and Clear of Liens.  The sale or other disposition of any Liquidating Trust Assets by the Liquidating Trust in accordance with this Plan and the Liquidating Trust Agreement shall be free and clear of any and all liens, claims, interests and encumbrances pursuant to Section 363(f) of the Bankruptcy Code.

6.3          Transfer Taxes.  Any transfer of all or any portion of the Assets pursuant to this Plan shall constitute a “transfer under a plan” within the purview of Section 1146(c) of the Bankruptcy Code and shall not be subject to any stamp tax or similar tax.

6.4          Avoidance Actions and Litigation Claims.  The Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall have the sole right to pursue any existing or potential Avoidance Actions and Litigation Claims, except those previously waived or released by the Debtor pursuant to any Final Order of the Bankruptcy Court, by informal demand and/or by the commencement of litigation.

6.5          Effective Date.  On the Effective Date, the Liquidating Trust shall have the rights and powers set forth herein in order to carry out and implement the purposes and intent of this Plan and the Liquidating Trust Agreement.

6.6          Records.  On or prior to the Effective Date, the Debtor shall transfer to the Liquidating Trust all originals and/or copies of available documents and business records of the Debtor, to the extent they exist and are in the Debtor’s possession.  The Liquidating Trust shall maintain such records until the earlier of:  (a) the entry of a Final Decree; or (b) five years from the filing of the Debtor’s final tax returns.  Thereafter, said records may be destroyed or otherwise disposed of.  If a Liquidating Trustee seeks to destroy or otherwise dispose of any records of the Debtor’s estate prior to the time periods set forth herein, such Liquidating Trustee shall be entitled to do so upon Order of the Bankruptcy Court obtained on motion on 20 days notice to the Debtor’s Bankruptcy Rule 2002 service list.

In addition, pursuant to the GE Asset Purchase Agreement, the Debtor and the Liquidating Trustee shall have access, at reasonable times and in a manner to as not to interfere with the normal business operations of GE Energy and its subsidiaries, to the books and records of GE Energy (including all books and records acquired from the Debtor) relating to the GE Acquired Assets or the conduct of the Debtor’s business prior to the GE Sale Closing Date so as to enable the Debtor or the Liquidating Trustee to prepare tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of governmental authorities, and to prosecute or defend legal actions or for other like proper purposes.  Pursuant to the GE Asset Purchase Agreement and Sale Order, GE Energy agreed to preserve such records in its possession for a period of at least five years from the GE Sale Closing Date and agreed that no records shall be destroyed without leave of court obtained on motion and notice to the applicable courts and parties in interest.  The GE Asset Purchase Agreement and the Sale Order, further provides that in the event GE Energy wishes to dispose of records in its possession at the end of the five (5) year period, GE Energy shall provide the written notice of its intention to abandon records thirty (30) days prior to any such abandonment to the Debtor, SEC, the Creditors’ Committee and the United States Trustee.  Any such motion or notice of motion shall describe, in reasonable detail, the records GE Energy wishes to destroy.  After the expiration of the thirty day notice period without any objection by any of the parties receiving such notice, then GE Energy may remove and destroy the records to the extent provided in the notice.

6.7          Resignation of Officers and Directors.  On the Effective Date, the members of the board of directors and executive officers of the Debtor shall be deemed to have resigned.

ARTICLE 7

FUNDING AND DISBURSEMENTS

7.1          No Disbursing Agent. The Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall make all distributions under the Plan on account of Allowed Claims against, and Allowed Interests in, the Debtor.  On the Effective Date, or as soon thereafter as practicable, the Liquidating Trustee, pursuant to the Liquidating Trust Agreement, shall make distributions on account of Allowed Administrative Claims, Allowed Class 1 — Secured Claims and Allowed Class 2 — Priority Claims directly to the holders of such Claims.  All other distributions or payments under the Plan shall be made by the Liquidating Trustee pursuant to the terms of the Plan, Confirmation Order and the Liquidating Trust Agreement.  The Liquidating Trustee shall not be required to give any bond or surety for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.2          Reserves — Payment of Disputed Claims.  The Reserved Funds, including the Administrative Claim Reserve and the Disputed Claim Reserve, shall be segregated and held by the Liquidating Trustee on and after the Effective Date for, among other things, the payment of the portion of the Allowed Administrative Claims and Allowed Professional Fee Claims for which allowance by the Bankruptcy Court is pending or which are Disputed Claims.  If an Administrative Claim or Professional Fee Claim for which allowance is pending becomes an Allowed Claim, such Claim shall be paid by the Debtor from the Reserved Funds within ten (10) days after, and to the extent that, any such pending Administrative Claim becomes an Allowed Claim.  If a portion of an Administrative Claim is a Disputed Claim, the disputed portion of such Administrative Claim shall be paid in full in the same manner as provided in this Article 7 with respect to Allowed Administrative Claims within ten (10) days after, and to the extent that, such Disputed Claim becomes an Allowed Administrative Claim.

7.3          Cash Payments.  Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and payee, including by check or wire transfer or, in the absence of an agreement, such commercially reasonable manner as the Liquidating Trust shall determine in its sole discretion.

7.3.1       Sources of Cash for Plan Distributions.  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Liquidating Trust to make payments pursuant to the Plan to holders of Allowed Claims against and, if necessary, Interests in the Debtor shall be obtained from (i) Cash balances of the Estate, including Cash from the Sale to GE Energy or any of the Non-Debtor Subsidiaries or Assets; and (ii) the liquidation of the remaining non-Cash Assets, including, without limitations, the Avoidance Actions and Litigation Claims, of the Debtor.

7.4          Distribution for Allowed Claims.  Except as otherwise provided in the Plan, the Confirmation Order, the Liquidating Trust Agreement or as otherwise ordered by the Bankruptcy Court, distributions to Allowed Claims, excluding Allowed Subordinated Claims, shall be made on the Initial Distribution Date, or as soon after as practicable, or if Allowed after the Effective Date, on the next Distribution Date.  Any payment or distribution required to be made under the Plan shall be made on the next succeeding Business Day.

7.5          Distribution for Allowed Subordinated Claims and Allowed Interests.  Except as otherwise provided in the Plan, the Confirmation Order, the Liquidating Trust Agreement or otherwise ordered by the Bankruptcy Court, distributions to Allowed Subordinated Claims and Allowed Interests shall be made following the payment in full of all Allowed Administrative Claims, Allowed Secured Claims, Allowed Priority Claims, Allowed General Unsecured Claims, Allowed Convenience Class Claims and the Convenience Class Supplemental Amount.

7.6          Interest and Charges.  Interest shall only accrue and be paid on Allowed Convenience Claims and Allowed General Unsecured Claims, if, and to the extent that, the Liquidating Trustee, in consultation with the Liquidating Trust Board, determines that there are sufficient Assets to provide such payment of interest to such holders of such Claims prior to any distribution to Allowed Subordinated Claims and Allowed Equity Interests pursuant to the terms of the Plan.  Otherwise, interest shall not accrue or be paid on any Claim, including Disputed Claims or Interests and no holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest or other late charges or similar charges paid on any Claim or Interest herein.  All interest earned on the funds held by the Debtor or the Liquidating Trust in any account shall be distributed with the distributions provided in this Plan.

7.7          Fractional Dollars: De Minimis Distributions.  Notwithstanding any other provision of the Plan, the Liquidating Trustee shall not be required to make distributions or payments of fractions of dollars, and whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding down of such fraction to the nearest whole dollar.  In addition, the Liquidating Trustee shall not be required to make any distribution in an amount less than $50.00.  To the extent that such a distribution shall be called for as part of any interim distribution, the Liquidating Trustee shall establish a reserve for all distributions in the amount of less than $50.00 and shall, when and if the holder of a Claim or Interest is entitled to a distribution of $50.00 or more, make such a distribution at such time.  The Liquidating Trustee shall not be required to make any Final Distribution of less than $50.00, and all monies otherwise payable in such amount shall be paid to the other holders of Allowed Claims and Interests, in accordance with the terms of the Plan, the Confirmation Order and Liquidating Trust Agreement.

7.8          Delivery of Distributions to Holders of Allowed Claims.  Distributions to holders of Allowed Claims shall be made at the address set forth in the Schedule unless such addresses are superseded by proofs of claim or interest or transfers of claim filed pursuant to Bankruptcy Rule 3001 or at the last known address of such holders if Liquidating Trustee has been notified in writing of a change of address.  If the distribution to any holder of an Allowed Claim is returned to the Liquidating Trustee as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in a reserve as set forth in Section 6.1.6 of the Plan.

7.9          Interest Distribution Record Date and Delivery of Distributions to Interest Holders.  As of the close of business on the Interest Distribution Record Date, the various transfer registers for Common Stock as maintained by the Debtor, or its respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of Common Stock.  The Liquidating Trustee and the Liquidating Trust Board shall have no obligation to recognize any transfer of Interests occurring on or after the Interest Distribution Record Date.  The Liquidating Trustee and the Liquidating Trust Board shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Interest Distribution Record Date, to the extent applicable.  Distributions, if any, to holders of Allowed Interests shall be made at the address set forth in the transfer ledgers or at the last known address of such holders if Liquidating Trustee has been notified in writing of a change of address.  If the distribution to any holder of an Interest is returned to the Liquidating Trustee as undeliverable or otherwise unclaimed, such Unclaimed Property shall be held in a reserve as set forth in Section 6.1.6 of the Plan.

7.10        Surrender of Securities or Instruments.  On or before the Effective Date, or as soon as practicable thereafter, each holder of an instrument evidencing an Interest on account of Common Stock (as to each, a “Certificate”) shall surrender such Certificate to the Liquidating Trustee and such Certificate shall be cancelled, provided, however, that the surrender and cancellation of such Certificate pursuant to or under this Plan shall in no way impair or affect the right of any holder to pursue any claims against any non-Debtor in any of the AstroPower Securities Actions.  No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Liquidating Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Liquidating Trustee.  Any such holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Liquidating Trustee prior to the first (1st) anniversary of the Effective Date, shall be deemed to have forfeited all rights and interests in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to the Liquidating Trust for the benefit of holders of Allowed Claims and Interests in the Debtor notwithstanding any federal or state escheat laws to the contrary.

7.11        Distributions by Liquidating Trust.  The Liquidating Trustee shall not be obligated to make a distribution that would impair the ability of the Liquidating Trust to pay the expenses incurred by the Liquidating Trust.

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1          Executory Contracts and Unexpired Leases.  Except as otherwise provided in the Plan or Confirmation Order, upon the Effective Date all Executory Contracts which have not otherwise been rejected by the Debtor prior to the Effective Date are hereby rejected under this Plan, except: (a) any Executory Contract that is the subject of a separate motion to assume or assume and assign filed pursuant to Section 365 of the Bankruptcy Code by the Debtor before the entry of the Confirmation Order, provided, however, that upon denial or withdrawal of any such motion, such Executory Contract shall automatically be rejected as if rejected hereunder as of the Effective Date; (b) all Executory Contracts assumed under this Plan and as set forth on Exhibit “B” hereto or by order of the Bankruptcy Court entered before the Confirmation Date and not subsequently rejected pursuant to an order of the Bankruptcy Court; and (c) any agreement, obligation, security interest, transaction or similar undertaking that the Debtor believes is not an Executory Contract that is later determined by the Bankruptcy Court to be an Executory Contract that is subject to assumption or rejection under Section 365 of the Bankruptcy Code, which agreements shall be subject to assumption or rejection within 30 days of any such determination.  Any order entered after the Confirmation Date by the Bankruptcy Court, after notice and hearing, authorizing the rejection of an Executory Contract shall cause such rejection to be a prepetition breach under sections 365(g) and 502(g) of the Bankruptcy Code, as if such relief were granted and such order were entered prior to the Confirmation Date.

8.2          Rejection Damage Claims.  Persons who are parties to Executory Contracts that are rejected and who claim damages by reason of such rejection shall become Class 3B — General Unsecured Creditors and shall be treated in the same manner as other Class 3B — General Unsecured Creditors.  All Rejection Damage Claims shall be filed in accordance with, the earlier of, as may be applicable, (a) the Bar Date Order, (b) on or before thirty (30) days after the Effective Date, or (c) the entry of a Final Order rejecting such Excutory Contract, or shall be forever barred.

8.3          Objections to Rejection Damage Claims.  Objections to Rejection Damage Claims shall be filed by the Liquidating Trustee, pursuant to the Liquidating Trust Agreement, with the Bankruptcy Court prior to the Claims Objection Deadline.  Said objections shall be served upon the holder of the Claim to which such objection is made.

8.4          Indemnification Obligations.  Except as otherwise provided in the Plan, Confirmation Order or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, any and all Indemnification Obligations that the Debtor has pursuant to a contract, instrument, agreement, certificate of incorporation, by-law, comparable organizational document or other document or applicable law shall be rejected as of the Effective Date of the Plan, to the extent executory.

ARTICLE 9

DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION

9.1          Wind-Up of Affairs.  Subsequent to the Effective Date, the Liquidating Trust shall wind-up the affairs of the Debtor.  The Liquidating Trust may dissolve the Debtor at any time.

ARTICLE 10

RESOLUTION OF CLAIMS AND INTERESTS

10.1        Objections to Claims and Interests.  As of the Effective Date, the exclusive right to object to the allowance of any Claim or Interest, regardless of whether such

Claim is listed in the Debtor’s Schedule, is hereby reserved by the Liquidating Trust and the Liquidating Trust shall retain the right to object to any Claim or Interest.  Except as otherwise provided in Section 8.3 hereof, objections to Claims or Interests shall be filed with the Bankruptcy Court not later than the Claims Objection Deadline, and served upon the holder of such Claim or Interest.  Unless otherwise ordered by the Bankruptcy Court, objections to Claims or Interests may be litigated to judgment, settled or withdrawn.  After the Effective Date, the Debtor shall not have any duty to review or investigate claims or prosecute any objections to the allowance of any Claim or Interest, provided, however, that the Liquidating Trustee may retain former employees of the Debtor and Debtor’s counsel to assist in the orderly transition to the Liquidating Trust of the matters vesting in the Liquidating Trust.

10.2        Disputed Claims and Disputed Interests.  Distributions shall not be made with respect to any Disputed Claim or Disputed Interest until Allowed by a Final Order.  The Liquidating Trustee may establish the Disputed Claims Reserve upon the availability of funds, by reserving a percentage in cash (the “Reserve Percentage”) of the amount of all such Disputed Claims.  The Liquidating Trustee may eliminate the reserve for any Claim upon its disallowance or other resolution. Distribution with respect to Disputed Claims shall be made within 10 days after and the Disputed Claim becomes an Allowed Claim or as soon thereafter as is practicable.

10.3        Failure to File Proof of Claim.  Except as otherwise provided in the Plan or Confirmation Order, the holder of a Claim that does not file a proof of Claim in accordance with the Bar Date Order shall be barred from participating in this Plan or obtaining a distribution hereunder unless the Claim is an Allowed Scheduled Claim.

10.4        Release of Liens Securing Disputed Claims.  If a Secured Claim is a Disputed Claim, the Creditor holding such Claim shall be deemed to have released any Lien on its collateral, if any, pending determination of its Allowed Secured Claim, upon: (i) payment to the holder of such Disputed Claim the undisputed portion of such Secured Claim; and (ii) the placement of the disputed portion thereof into escrow.

10.5        Preservation of Rights of Actions; Settlement of Litigation Claims.  Except as otherwise provided in the Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtor and its Estate shall retain the Litigation Claims, which shall be transferred to the Liquidating Trust on the Effective Date.  The Liquidating Trustee, may, subject to the supervisory authority of the Liquidating Trust Board as set forth in Section 6.1.5 of the Plan and the Liquidating Trust Agreement, enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims.  The failure of the Debtor to list a claim, right of action, suit or proceeding shall not constitute a waiver or release by the Debtor or its Estate of such claim, right of action, suit or proceeding.

ARTICLE 11

THE CREDITORS’ COMMITTEE

11.1        Dissolution of Creditors’ Committee.  From and after the Effective Date, the Creditors’ Committee shall be dissolved and shall have no further rights or obligations and the appointments of its members shall be terminated.

ARTICLE 12

VESTING OF ASSETS AND RETENTION
OF CLAIMS BELONGING TO THE DEBTOR

12.1        Vesting of Assets.  Except as otherwise explicitly provided in this Plan, on the Effective Date all property comprising the Debtor’s estate (including, without limitation, the Liquidating Trust Assets) shall vest in the Liquidating Trust to the same extent such Assets were held by the Debtor, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and interest holders (other than expressly provided in this Plan).  As of the Effective Date, the Liquidating Trust may use, acquire, and dispose of property and settle and compromise Claims subject only to those restrictions expressly imposed by this Plan, the Liquidating Trust Agreement and the Confirmation Order.

12.2        Avoidance Actions and Other Actions.  Except as otherwise expressly provided herein, the Avoidance Actions, all Claims relating to post-Petition Date transactions under Section 549 of the Bankruptcy Code, all transfers recoverable under Section 550 of the Bankruptcy Code, all causes of action against any Person on account of indebtedness and any other causes of action in favor of the Debtor, and all Litigation Claims, except as otherwise set forth in this Plan or Confirmation Order, are hereby preserved and retained for enforcement subsequent to the Effective Date exclusively by the Liquidating Trust.

12.3        Recoveries.  To the extent that any proceeds are recovered from any Avoidance Action, Litigation Claims or any other cause of action reserved for prosecution by the Liquidating Trustee pursuant to this Plan, such proceeds shall be distributed to holders of Allowed Claims and Interests in accordance with the terms of this Plan.

ARTICLE 13

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMATION OF PLAN

13.1        Conditions to Confirmation.  The following are conditions precedent to the occurrence of the Confirmation Date: (a) the entry of an order finding that the Disclosure Statement contains adequate information with the meaning of Section 1125 of the Bankruptcy Code and (b) the entry of a Confirmation Order in a form and substance reasonably acceptable to the Proponents.

13.2        Conditions to Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which must be waived or satisfied in accordance with Section 13.3 of the Plan:

(a)           The Confirmation Order shall have been entered and become enforceable pursuant to Bankruptcy Rule 7052 and not the subject of a stay under Bankruptcy Rule 7062 and shall authorize and direct the Proponents to take all actions necessary or appropriate to enter into, implement, and consummate the instruments, releases, and other agreements or documents created in connection with the Plan;

(b)           All Plan exhibits shall be in a form and substance reasonably acceptable to the Proponents and shall have been executed and delivered;

(c)           All actions, documents and agreements necessary to implement the Plan shall have been effectuated or executed.

13.3        Waiver of Conditions.  Each of the conditions set forth in the Plan, may be waived in whole or in part by the Proponents, without any other notice to parties in interest or the Bankruptcy Court and without hearing.  The failure to satisfy or waive any condition to the Confirmation or the Effective Date may be asserted by the Debtor or the Creditors’ Committee regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of the Debtor or the Creditors’ Committee to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE 14

EFFECT OF PLAN CONFIRMATION

14.1        Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns.

14.2        Exculpation and Limitation of Liability.  None of the Debtor, the Liquidating Trust or the Exculpated Persons shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan and the Liquidating Trust Agreement, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Liquidating Trust and the Exculpated Persons shall be entitled to rely upon the advise of counsel with respect to their duties and responsibilities under the Plan.

14.3        Injunction.  Except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all Entities that have held, hold or may hold a Claim or other debt or liability against the Debtor or Interest in the Debtor are (a) permanently enjoined from taking any of the following actions against the Debtor or the Liquidating Trust or any of their property on account of any such Claims or Interests and (b) preliminarily enjoined from taking any of the following actions against the Debtor or the Liquidating Trust, or their property on account of such Claims or Interest: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii)

creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (c) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan; provided, further, however, that the Plan does not release or otherwise affect any pre or post Effective Date Claim, except as to the Exculpated Parties to the extent set forth in Section 14.2, that any person may have against any non-Debtor party.

ARTICLE 15

MISCELLANEOUS

15.1        Payment of U.S. Trustee’s Fees.  All fees payable pursuant to 28 U.S.C. Section 1930 incurred after the Effective Date shall be paid by the Liquidating Trust when due until the closing of the Chapter 11 Case.

15.2        No Admission Against Interest.  Neither the filing of this Plan, the Disclosure Statement, nor any statement contained therein, is or shall be deemed an admission against interest.  In the event that this Plan is not consummated, neither this Plan, the Disclosure Statement nor any statement contained therein may be used or relied upon in any manner in any suit, action, proceeding or controversy within or outside the Bankruptcy Court involving the Debtor or any of its former or present officers, directors or Interest holders.

15.3        No Waiver.  Except as otherwise specifically provided herein, nothing set forth in this Plan or the Disclosure Statement shall be deemed a waiver or release of any claims, rights or causes of action against any Person other than the Debtor.

15.4        Post-Confirmation Notice.  Pursuant to Bankruptcy Rule 2002 and any applicable local Bankruptcy Rules, notice of all post-Confirmation matters for which notice is required to be given shall be deemed sufficient if served upon counsel for the U.S. Trustee’s Office, counsel to the Debtor, counsel to the Liquidating Trustee and all persons on the Debtor’s Bankruptcy Rule 2002 service list.  With the exception of the Debtor and the United States Trustee, any Person desiring to remain on the Debtor’s Bankruptcy Rule 2002 service list shall be required to file a request for continued service and to serve such request upon counsel to the Liquidating Trustee and the Debtor within 30 days subsequent to the Effective Date.  Persons shall be notified of such continued notice requirements in the notice of entry of the Confirmation Order.  Persons who do not file a request for continued service shall be removed from the Debtor’s Bankruptcy Rule 2002 service list upon the Effective Date.

15.5        Plan Modification.  This Plan may be altered, amended or modified before or after the Confirmation Date in accordance with Section 1127 of the Bankruptcy Code.

15.6        Revocation, Withdrawal or Non-Consummation.  The Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Proponents revoke or withdraw the Plan or if

Confirmation or consummation does not occur, then (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Class of Claims), assumption or rejection of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in the Debtor or any other person; (ii) prejudice in any manner the rights of the Debtor or any other Person; or (iii) constitute an admission of any sort by the Debtor or any other such Person.

15.7        Setoff Against Claims.  The Liquidating Trust may setoff against any Claim or Interest, and the payments made pursuant to this Plan in respect of such Claim or Interest, any claims or causes of action of any nature whatsoever that such Liquidating Trust or the Debtor may have against the holder of the Claim, but neither the failure to do so nor the allowance of such Claim or Interest shall constitute a waiver or release by the Liquidating Trust or the Debtor of any claims, rights or causes of actions against the holder of the Claim.  Any payment in respect of a disputed, unliquidated or contingent Claim shall be returned promptly to the Liquidating Trust in the event and to the extent such Claims are determined by the Bankruptcy Court or any other court of competent jurisdiction not to be Allowed Claims.  Confirmation of this Plan shall bar any right of setoff claimed by a Creditor unless such Creditor filed, prior to the Confirmation Date, a motion for relief from the automatic stay seeking the authority to effectuate such a setoff right.  All defenses of the Liquidating Trust with respect to any such motion are hereby preserved.

15.8        Further Action.  The Liquidating Trust and the Debtor are authorized to take any action necessary or appropriate to execute the provisions of this Plan.

15.9        Headings.  The article and section headings used in this Plan are inserted for convenience and reference only and neither constitutes a part of this Plan nor in any manner affects the terms, provisions or interpretation of this Plan.

15.10      Bar Date for Professional Fee Claims.  Any and all applications for the request for the final allowance of Professional Fee Claims shall be filed with the Bankruptcy Court and served upon former counsel to the Debtor, former counsel to the Creditors’ Committee, the U.S. Trustee, counsel to the Liquidating Trust, the Liquidating Trust, and all parties requesting notice pursuant to Section 15.4 of the Plan on or before the date which is 60 days after the Effective Date.

15.11      Severability of Plan Provisions.  If, prior to the Confirmation Date, any term of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Proponents, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Joint Plain will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

15.12      Governing Law.  Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent otherwise provided in the Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with the laws of Delaware, without giving any effect to the principles of conflicts of law of such jurisdiction.

ARTICLE 16

RETENTION OF JURISDICTION

Notwithstanding Confirmation of the Plan or occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction as is legally permissible, including, without limitation, for the following purposes:

(a)           To determine the allowability, classification or priority of Claims and Interests upon objection by the Debtor, the Liquidating Trustee or any other party in interest entitled to file an objection, and the validity, extent, priority and nonavoidability of consensual and nonconsensual Liens and other encumbrances;

(b)           To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or its execution or implementation by any Person, to construe and to take any other action to enforce and execute the Plan, the Confirmation Order or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance and consummation of the Plan and all matters referred to herein;

(c)           To protect the property of the Debtor and the Liquidating Trust, including Litigation Claims and Avoidance Actions, from claims against, or interference with, such property, including actions to quiet or otherwise clear title to such property or to resolve any dispute concerning Liens, security interest or encumbrances on any property of the Debtor or the Liquidating Trust;

(d)           To determine any and all applications for allowance of Professional Fee Claims;

(e)           To determine any Priority Employee Benefit Claims, Priority Tax Claims, Priority Wage Claims, Administrative Claims or any other request for payment of claims or expenses entitled to priority under section 507(a) of the Bankruptcy Code;

(f)            To resolve any dispute arising under or related to the implementation, execution, consummation or interpretation of the Plan, the Confirmation Order, the Liquidating Trust Agreement and the making of distributions hereunder;

(g)           To determine any and all motions related to the rejection, assumption or assignment of Executory Contracts;

(h)           To determine all applications, motions, adversary proceedings, contested matters, actions, and any other litigated matters instituted in and prior to the closing of the Chapter 11 Case, including any remands;

(i)            To enter a final decree closing the Chapter 11 Case;

(j)            To modify the Plan under Section 1127 of the Bankruptcy Code, remedy any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order so as to carry out its intent and purposes;

(k)           To issue such orders in aid of consummation of the Plan and the Confirmation Order notwithstanding any otherwise applicable non-bankruptcy law, with respect to any Person, to the full extent authorized by the Bankruptcy Code;

(l)            To enable the Debtor or the Liquidating Trustee to prosecute any and all proceedings to set aside Liens or encumbrances to prosecute and/or settle any and all Litigation Claims, Avoidance Actions and preference claims and to recover any transfers, assets, properties or damages to which the Debtor may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws except as may be waived pursuant to the Plan;

(m)          To determine any state, local and federal tax liability pursuant to Sections 346, 505 and 1146 of the Bankruptcy Code;

(n)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(o)           To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Case, the Bar Date, the hearing to consider approval of the Disclosure Statement or the Confirmation Hearing or for any other purpose;

(p)           To resolve any dispute or matter arising under or in connection with any order of the Bankruptcy Court entered in the Chapter 11 Case;

(q)           To authorize sales of Assets as necessary or desirable and resolve objections, if any, to such sales;

(r)            To hear and resolve Litigation Claims and Avoidance Actions;

(s)           To resolve any disputes concerning any release of a nondebtor hereunder or the injunction against acts, employment of process or actions against such nondebtor arising hereunder;

(t)            To approve any distributions, or objections thereto, under the Plan;

(u)           To approve any Claims settlement entered into or offset exercised by the Debtor or the Liquidating Trustee;

(v)           To oversee any dispute concerning improper or excessive draws under letters of credit issued for the account of the Debtor; and

(w)          To determine such other matters, and for such other purposes, as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code.

ARTICLE 17

REQUEST FOR CONFIRMATION

The Proponents request confirmation of this Plan in accordance with Section 1129(a) and/or Section 1129(b) of the Bankruptcy Code.

IN WITNESS WHEREOF, the Proponents have executed this Revised Joint Liquidating Plan of AstroPower, Inc. and the Official Committee of Unsecured Creditors, dated October 5, 2004.

ASTROPOWER, INC.

By:	/s/ ERIC I. GLASSMAN
	Name:	Eric I. Glassman
	Title:	Chief Financial Officer

THE OFFICIAL COMMITTEE OF UNSECURED CREDITOR

By:	/s/ PAUL DREES
	Name	Paul Drees
	Title:	Chairperson

i

1.43	“Executory Contract”	6
1.44	“Final Distribution”	6
1.45	“Final Distribution Date”	6
1.46	“Final Order”	6
1.47	“GE Acquired Assets”	6
1.48	“GE Asset Purchase Agreement”	6
1.49	“GE Energy”	6
1.50	“GE Sale Closing Date”	6
1.51	“General Unsecured Claim”	7
1.52	“Impaired”	7
1.53	“Initial Distribution Date”	7
1.54	“Intercompany Claim”	7
1.55	“Interest”	7
1.56	“Interest Distribution Record Date”	7
1.57	“Lien”	7
1.58	“Litigation Claims”	7
1.59	“Liquidating Trust”	7
1.60	“Liquidating Trust Agreement”	7
1.61	“Liquidating Trust Assets”	7
1.62	“Liquidating Trust Board”	7
1.63	“Liquidating Trustee”	8
1.64	“Non-Debtor Subsidiary”	8
1.65	“Order”	8
1.66	“Person”	8
1.67	“Petition Date”	8
1.68	“Plan”	8
1.69	“Priority Employee Benefit Claim”	8
1.70	“Priority Tax Claim”	8
1.71	“Priority Wage Claim”	8
1.72	“Professional”	8
1.73	“Professional Fee Claim”	8
1.74	“Professional Fee Claim Bar Date”	8
1.75	“Proponents”	8
1.76	“Pro Rata”	9
1.77	“Rejection Damage Claims”	9
1.78	“Reserved Funds”	9
1.79	“Sale Order”	9
1.80	“Schedule”	9
1.81	“Scheduled Claim Amount”	9
1.82	“Secured Claim”	9
1.83	“Secured Creditor”	9
1.84	“Solicitation Procedures Order”	9
1.85	“Subordinated Claim”	9
1.86	“Taxes”	9
1.87	“Unclaimed Property”	10
1.88	“Unclaimed Property Reserve”	10
1.89	“Unimpaired Claim”	10
1.90	“Unsecured Claim”	10

1.91	“Unsecured Creditor”	10
1.92	“Unsecured Priority Claim”	10
ARTICLE 2	SUMMARY OF THIS PLAN	10
ARTICLE 3	CLASSIFICATION OF CLAIMS AND INTERESTS	11
3.1	Class 1: Secured Claims	11
3.2	Class 2: Priority Claims	11
3.3	Class 3: Unsecured Claims.	11
3.4	Class 4: Intercompany Claims	11
3.5	Class 5: Subordinated Claims and Equity Interests	11
ARTICLE 4	TREATMENT OF UNIMPAIRED CLAIMS AND CLASSES	11
4.1	Administrative Claims	11
4.2	Class 1—Secured Claims	12
4.3	Class 2—Priority Claims	12
ARTICLE 5	TREATMENT OF IMPAIRED CLASSES	12
5.1	Class 3—Allowed Unsecured Claims.	12
5.2	Class 4—Intercompany Claims	13
5.3	Class 5—Subordinated Claims and Equity Interests	13
ARTICLE 6	IMPLEMENTATION OF THIS PLAN	13
6.1	Liquidating Trust.	13
6.2	Sale Free and Clear of Liens	18
6.3	Transfer Taxes	18
6.4	Avoidance Actions and Litigation Claims	18
6.5	Effective Date	18
6.6	Records	18
6.7	Resignation of Officers and Directors	19
ARTICLE 7	FUNDING AND DISBURSEMENTS	19
7.1	No Disbursing Agent	19
7.2	Reserves—Payment of Disputed Claims	19
7.3	Cash Payments	19
7.4	Distribution for Allowed Claims	20
7.5	Distribution for Allowed Subordinated Claims and Allowed Interests	20
7.6	Interest and Charges	20
7.7	Fractional Dollars: De Minimis Distributions	20
7.8	Delivery of Distributions to Holders of Allowed Claims	20
7.9	Interest Distribution Record Date and Delivery of Distributions to Interest Holders	21
7.10	Surrender of Securities or Instruments	21
7.11	Distributions by Liquidating Trust	21
ARTICLE 8	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	21
8.1	Executory Contracts and Unexpired Leases	22
8.2	Rejection Damage Claims	22

8.3	Objections to Rejection Damage Claims	22
8.4	Indemnification Obligations	22
ARTICLE 9	DEBTOR’S CONTINUED EXISTENCE AFTER CONFIRMATION	22
9.1	Wind-Up of Affairs	22
ARTICLE 10	RESOLUTION OF CLAIMS AND INTERESTS	23
10.1	Objections to Claims and Interests	23
10.2	Disputed Claims and Disputed Interests	23
10.3	Failure to File Proof of Claim	23
10.4	Release of Liens Securing Disputed Claims	23
10.5	Preservation of Rights of Actions; Settlement of Litigation Claims	23
ARTICLE 11	THE CREDITORS’ COMMITTEE	24
11.1	Dissolution of Creditors’ Committee	24
ARTICLE 12	VESTING OF ASSETS AND RETENTION OF CLAIMS BELONGING TO THE DEBTOR	24
12.1	Vesting of Assets	24
12.2	Avoidance Actions and Other Actions	24
12.3	Recoveries	24
ARTICLE 13	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMATION OF PLAN	24
13.1	Conditions to Confirmation	24
13.2	Conditions to Effective Date	24
13.3	Waiver of Conditions	25
ARTICLE 14	EFFECT OF PLAN CONFIRMATION	25
14.1	Binding Effect	25
14.2	Exculpation and Limitation of Liability	25
14.3	Injunction	25
ARTICLE 15	MISCELLANEOUS
15.1	Payment of U.S. Trustee’s Fees	26
15.2	No Admission Against Interest	26
15.3	No Waiver	26
15.4	Post-Confirmation Notice	26
15.5	Plan Modification	26
15.6	Revocation, Withdrawal or Non-Consummation	26
15.7	Setoff Against Claims	27
15.8	Further Action	27
15.9	Headings	27
15.10	Bar Date for Professional Fee Claims	27
15.11	Severability of Plan Provisions	27
15.12	Governing Law	28

ARTICLE 16	RETENTION OF JURISDICTION	28
ARTICLE 17	REQUEST FOR CONFIRMATION	30

v

EXHIBIT A

LITIGATION CLAIMS

Litigation Claims (as defined in the Plan) include, but are not limited to, the following causes of action and claims, unless otherwise provided under the Plan

1.             Avoidance actions under 11 U.S.C. §§ 544, 545, 547, 548, 549 and 553 or applicable state law with respect to payments made prepetition by the Debtor to, among others, creditors and insiders.

2.             Causes of action arising out of or relating to the Plan.

3.             Causes of action against any party to any stipulation entered into by the Debtor in this case arising out of or relating to such stipulation.

4.             Causes of action against parties with which the Debtor did business, including without limitation, its customers, vendors and suppliers.

5.             Causes of action against any party to any executory contract or unexpired lease arising out of or relating to such executory contracts or unexpired leases.

6.             Causes of action against the Debtor’s former and current employees, officers and directors, including, without limitation, Allen M. Barnett, Thomas J. Stiner, Clare E. Nordquist, George W. Roland, Gilbert H. Steinberg, Jeff W. Edington, Tracy Pierce, J. Terry Bailey, James Rand, Orland Pitts, Peter Aschenbrenner, Mark Briggs, Howard Wenger, and Salama Naguib.

7.             Causes of action against certain of the Debtor’s current or former retained professionals, including, without limitation KPMG and Foreht Last Landau & Katz, LLP, but excluding all Exculpated Persons.

8.             Causes of action against Sedona Lake LLC and McConnell Real Estate Company.

9.             Causes of action arising out of or in connection with the Debtor’s sale of stock in Xantrex Technology, Inc.

EXHIBIT B

EXECUTORY CONTRACTS

Executory Contracts (as defined in the Plan) include, but are not limited to, the following executory contracts or unexpired leases, unless otherwise provided under the Plan

1.             St. Paul Fire & Marine Insurance Company; Policy No. TE09001858

2.             Hartford Fire Insurance Company; Policy No. 10BDDAK8698

3.             St. Paul Fire & Marine Insurance Company; Policy No. TE09001484

4.             Indemnity Insurance Company of North America; Policy No. 496814-37

5.             Indemnity Insurance Company of North America; Policy No. W496814-37

6.             Liberty Mutual Insurance Group; Policy No. WC2-131-495311-013

7.             Travelers Casualty and Surety Company of America; Policy No. 1003802260

8.             National Union Fire Insurance Company of Pittsburgh, PA; Policy No. 008724246

9.             Gulf Insurance Group; Policy No. GA2859279

10.           Gulf Insurance Group; Policy No. GA03030200